UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2016

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2016, BSQUARE Corporation (the “Company”) entered into a First Note Modification Agreement (the “Modification Agreement”) with JPMorgan Chase Bank, N.A. (the “Bank”) amending the Line of Credit Note (the “Note”) executed by the Company pursuant to that certain Credit Agreement between the Company and the Bank dated as of September 22, 2015 (the “Credit Facility”).  Pursuant to the Modification Agreement, among other things, the Principal Payment Date (as defined in the Note) by which all outstanding principal and interest is due and payable in full has been extended from September 18, 2017 to September 18, 2018.

To date there have been no draws made against the Credit Facility, and there are currently no amounts outstanding.  The Company has pledged $250,000 as collateral for a letter of credit under the terms of its headquarters facility lease secured by the Credit Facility, and the principal amount available under the Credit Facility has accordingly been reduced from $12,000,000 to $11,750,000.

The foregoing description of the Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the Modification Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: October 4, 2016	By:	/s/ Jerry D. Chase
President and Chief Executive Officer